EXHIBIT 23.1

                               Stan J.H. Lee, CPA
             2160 North Central Rd. Suite 203 * Fort Lee * NJ 07024
                  P.O. Box 436402 * San Ysidro * CA 92143-9402
               619-623-7799 * Fax 619-564-3408 * stan2u@gmail.com
________________________________________________________________________________


To Whom It May Concerns;


The firm of Stan J.H. Lee, Certified Public Accountant, consents to the inclusion of our report of December 21, 2009 , on the audited financial statements of Alpha Music Mfg Corp. as of September 30, 2009 and December 31, 2008, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.


Very truly yours,


/s/ Stan J.H. Lee, CPA

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Stan J.H. Lee, CPA

Fort Lee, NJ

December 21, 2009


          Registered with the Public Company Accounting Oversight Board